UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 2, 2022

JACK IN THE BOX INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9390	95-2698708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9357 SPECTRUM CENTER BOULEVARD, SAN DIEGO, CA	92123
(Address of principal executive offices)	(Zip Code)

(858) 571-2121
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	JACK	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On February 2, 2022, Jack in the Box Inc. (the "Company") and a wholly owned subsidiary, Jack in the Box Funding, LLC, a Delaware limited liability company (the "Master Issuer"), Jack in the Box SPV Guarantor, LLC, a Delaware limited liability company ("Jack in the Box SPV Guarantor"), Different Rules, LLC, a Delaware limited liability company ("Different Rules"), and Jack in the Box Properties, LLC, a Delaware limited liability company ("Jack in the Box Properties" and, together with the Company, the Master Issuer, Jack in the Box SPV Guarantor and Different Rules, the "Jack in the Box Parties"), entered into a Purchase Agreement (the "Purchase Agreement") with certain initial purchasers named therein (the "Initial Purchasers"), pursuant to which, among other things, the Master Issuer, a special purpose subsidiary of the Company, has agreed to issue and sell $550 million of its Series 2022-1 3.445% Fixed Rate Senior Secured Notes, Class A-2-I (the "Class A-2-I Notes") and $550 million of its Series 2022-1 4.136% Fixed Rate Senior Secured Notes, Class A-2-II (the "Class A-2-II Notes" and, together with the Class A-2-I Notes, the "2022 Notes"), in a privately placed securitization transaction under a new supplement to the base indenture, dated as of July 8, 2019 by and between the Master Issuer, as master issuer, and Citibank, N.A., as  trustee and securities intermediary.
Interest payments on the 2022 Notes are payable on a quarterly basis. The anticipated repayment dates of the Class A-2-I Notes and the Class A-2-II Notes will be February 2027 and February 2032, respectively, unless earlier prepaid to the extent permitted under the indenture that will govern the 2022 Notes. If the Master Issuer has not repaid or redeemed the 2022 Notes prior to the respective anticipated repayment dates, additional interest will accrue on the 2022 Notes equal to the greater of (A) 5.00% per annum and (B) a per annum interest rate equal to the amount, if any, by which the sum of (i) the yield to maturity (adjusted to a quarterly bond-equivalent basis) on such anticipated repayment date of the United States Treasury Security having a term closest to 10 years, plus (ii) 5.00%, plus (iii)(1) with respect to the Class A-2-I Notes, 1.80% and (2) with respect to the Class A-2-II Notes, 2.35%, exceeds the original interest rate with respect to such tranche of the 2022 Notes.
The Purchase Agreement includes customary representations, warranties and covenants by the Jack in the Box Parties. It also provides that the Jack in the Box Parties will indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The closing of the sale of the 2022 Notes is anticipated to occur in February 2022 and is subject to the satisfaction of various closing conditions specified in the Purchase Agreement.
Certain of the Initial Purchasers and their respective affiliates have, from time to time, performed and may in the future perform various investment banking services for the Company for which they received or will receive customary fees and expenses.
The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 8.01	OTHER EVENTS.
On February 2, 2022, Jack in the Box Inc. (the "Company") issued a press release announcing its entry into the Purchase Agreement and the pricing of the 2022 Notes.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference.
In addition, the Company has issued a notice of prepayment pursuant to the indenture governing its Series 2019-1 3.982% Fixed Rate Senior Secured Notes, Class A-2-I (the "Series 2019-1 Class A-2-I Notes") to prepay, subject to completion of the sale of the 2022 Notes as described in item 1.01 above, all of the outstanding Series 2019-1 Class A-2-I Notes on the closing date of the sale of the 2022 Notes.

The Master Issuer also intends to enter into a new purchase agreement under which it will issue $150 million of its Series 2022-1 Variable Funding Senior Secured Notes, Class A-1 (the "Class A-1 Notes"), which will allow the Master Issuer to borrow amounts from time to time on a revolving basis.  The Class A-1 Notes will replace the Company's existing $150 million Series 2019-1 Variable Funding Senior Secured Notes, Class A-1.

The 2022 Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of the Securities Act. This report shall not constitute an offer to sell or a solicitation of an offer to buy the 2022 Notes or any other security and shall not constitute an offer, solicitation or sale of the 2022 Notes or any other security in any jurisdiction where such an offering or sale would be unlawful. This report contains information about pending transactions and anticipated timing for the closing of such transactions, and there can be no assurance regarding the timing of the closing or that these transactions will be completed.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Title
10.1
2022-1 Class A-2 Note Purchase Agreement, dated as of February 2, 2022, by and among Jack in the Box Inc., the subsidiaries of Jack in the Box Inc. party thereto and Guggenheim Securities, LLC acting on behalf of itself and as the representative of the initial purchasers.

99.1	Press Release of Jack in the Box Inc. dated February 2, 2022

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 2, 2022

JACK IN THE BOX INC.
By: /s/ Tim Mullany
Tim Mullany
Chief Financial Officer